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                                                              Exhibit 10.20



Young & Rubicam Inc.
285 Madison Avenue
New York, New York 10017-6486
Tel. (212) 210-3000
Fax. (212) 490-9073




                                  June 28, 1996



Mr. Michael Dolan
50 East 89th Street
Apartment 27F
New York, New York 10128

Dear Mike:

              I am writing to confirm the principal terms of employment we have offered to you.

              Our understanding is as follows:

              Among other duties and areas of responsibilities which may be assigned to you by the Chief Executive Officer, or by the Board of Directors, you will have primary responsibility for financial matters for Young & Rubicam Inc. (the "Company") worldwide. You will have the titles of Chief Financial Officer and Vice Chairman of the Company. You will be elected to the Board of Directors of the Company as soon as administratively feasible after July 15, 1996 and thereafter you will be a member of the Executive Committee and the Finance Committee of the Board of Directors. The Chief Executive Officer may ask you to serve on additional committees of the Board of Directors from time to time.

              Your base salary will be $450,000 per annum. You will be eligible for a bonus under the Y&R Key Corporate Managers Program. Your target bonus for 1997 under that Plan will be $200,000 and for 1996 your bonus will be prorated from July 1, 1996 (the effective date of your employment) based on this $200,000 target.

              You will be eligible to receive the perquisites and benefits which employees of the Company of the same rank receive, including, without limitation, participation in pension, 401(k) or similar plans and payment or reimbursement for all or part of premiums for life, health and disability insurance and reimbursements of employment-related expenses, all in accordance with the Company's policies.
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Young & Rubicam Inc

Mr. Michael Dolan
June 28, 1996
Page 2


              The Company will grant to you on August 1, 1996 vested options to buy 10,000 limited partnership units in Young & Rubicam L.P. at an exercise price equal to the book value per unit as of January 1, 1996.

              If, prior to August 1, 1998, the Company should complete a significant recapitalization along the lines we have previously discussed with you, the Company will provide you with the right to purchase an equity interest in the Company as recapitalized. Such equity interest shall take substantially the same form as the interests acquired by the senior executives of the Company who make an equity investment in the recapitalized entity. The number of units that would make up your equity interest shall be such that the difference between the book value per unit of the recapitalized entity and the estimated initial public offering (IPO) price per unit (both determined at the time the definitive recapitalization agreement is executed) is $1.5 million. The estimated IPO price shall be determined by the investment bank retained by the Company in connection with the recapitalization.

              The Company further agrees that the book value of the 10,000 limited partnership units in Young & Rubicam L.P. for which the Company has granted you options shall increase by at least $500,000 after the recapitalization, and that any shortfall between the book value per unit as of January 1, 1996 and the book value per unit post-recapitalization and the above mentioned $500,000 will be paid to you in cash by Young & Rubicam L.P. as soon as administratively feasible after such recapitalization. Thereafter, options in the Company may be granted to you as and when appropriate.

              If for any reason a recapitalization does not occur prior to August 1, 1997, the Company shall grant to you in August, 1997 fully vested options to buy an additional 40,000 limited partnership units in Young & Rubicam L.P. at an exercise price equal to the book value per unit as of January 1, 1997. In addition, should a recapitalization not occur prior to August 1, 1997, Young & Rubicam L.P. agrees to pay you a special bonus of $200,000, payable on August 1, 1997.

              You represent that you have the legal right to execute and perform the terms of employment in this letter agreement and that your execution and performance of the terms of this letter agreement do not and will not violate any other agreement or understanding binding on you
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Young & Rubicam Inc

Mr. Michael Dolan
June 28, 1996
Page 3


or the rights of any third parties and you understand that in the event of a breach of this representation we will not have any obligation to you under this letter agreement.

              If this letter sets forth your understanding of the offer of employment we have made to you, please indicate your agreement and acceptance by signing in the place provided below.

                                       Very truly yours,

                                       Young & Rubicam Inc.


                                       By:    Alan J. Sheldon
                                       -------------------------------
                                       Name:  Alan J. Sheldon
                                       Title: Executive Vice President


Accepted and Agreed to:

/s/  Michael Dolan
_____________________________
     Michael Dolan